Filed pursuant to Rule 424(b)(3)
Registration No. 333-257801

Prospectus Supplement No. 1

(to Prospectus dated July 30, 2021)

ATI Physical Therapy, Inc.

196,770,282 shares of Common Stock

Up to 9,866,657 shares of Common Stock Issuable upon Exercise of the Warrants

This prospectus supplement updates and supplements the prospectus dated July 30, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-257801). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 9, 2021 (the “Current Report”), other than the information included in Exhibit 99.1, which was furnished and not filed. Accordingly, we have attached the Current Report to this prospectus supplement.

This Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 6,899,991 shares of common stock, par value $0.0001 per share (“Common Stock”), of ATI Physical Therapy, Inc., a Delaware corporation (the “Company,” “we,” “our”) that may be issued upon exercise of the Public Warrants (the “Public Warrants”) at an exercise price of $11.50 per share, (2) the issuance by us of up to 2,966,666 shares of Common Stock issuable upon the exercise of 2,966,666 warrants (“Private Placement Warrants” and together with the Public Warrants, the “Warrants”) originally issued to the Sponsor (as such term is defined in the Prospectus under “Selected Definitions”) in a private placement, currently exercisable at a price of $11.50 per Private Placement Warrant, (2) the offer and sale, from time to time by the selling security holders identified in the Prospectus (the “Selling Securityholders”), or their permitted transferees of up to 181,770,282 shares of Common Stock currently outstanding and (3) up to 15,000,000 shares of Common Stock that may be issued in the form of Common Stock pursuant to the earnout provisions of the Merger Agreement.

Our Common Stock and our Public Warrants are listed on the New York Stock Exchange, or NYSE, under the symbol “ATIP” and “ATIPWS” respectively. On August 6, 2021, the last reported sale prices of our Common Stock was $4.38 per share and the last reported sales price of our Public Warrants was $0.92 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement or the Prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement or the Prospectus is correct as of any time after the date of that information.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 9, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2021

ATI PHYSICAL THERAPY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39439	85-1408039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

790 Remington Boulevard Bolingbrook, Illinois	60440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 296-2223

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	ATIP	New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	ATIP WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    Effective August 7, 2021, Labeed Diab stepped down from his positions as Chief Executive Officer (“CEO”) of ATI Physical Therapy, Inc. (the “Company”) and as a member of the board of directors of the Company (the “Board”). Mr. Diab’s departure is not related to any disagreement with the Board or the Company on any matter relating to its operations, policies or practices.

(c)    Effective August 9, 2021, John (Jack) L. Larsen has been named Executive Chairman of the Company and will take an active role in leading the Company along with Ray Wahl, Chief Operating Officer, and Joseph Jordan, Chief Financial Officer. The Company intends to conduct a national search for a new Chief Executive Officer with the assistance of an executive search firm.

Additional information regarding the individuals who will be leading the Company, including their biographies and any family or related-party relationships, are described in the Company’s Form S-1 filed on July 28, 2021 (“Form S-1”).

(e)    The Company and Mr. Diab have entered into a mutual release pursuant to which Mr. Diab will be eligible for the following payments and benefits: (i) 1.5x the sum of his base salary and target bonus, paid over 18 months from the date of termination; (ii) a prorated bonus for the current year, based on actual performance, paid at the time bonuses are paid to other employees; (iii) continued coverage of health benefits for up to 18 months, if elected; and (iv) the vesting of all outstanding unvested Incentive Common Units granted on March 31, 2019 and December 31, 2019 under the Wilco Acquisition LP 2016 Equity Incentive Plan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated as of August 9, 2021.

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2021	ATI Physical Therapy, Inc.

By:	/s/ Joseph Jordan

Name: Joseph Jordan
Title: Chief Financial Officer